Exhibit 5.2

D: +44 20 7614 2284

jho@cgsh.com

February 26, 2021

HSBC Holdings plc

8 Canada Square

London E14 5HQ

United Kingdom

Ladies and Gentlemen:

We have acted as English solicitors to HSBC Holdings plc, a public limited company incorporated under the laws of England and Wales (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form F-3 (such registration statement, including the documents incorporated by reference therein, but excluding Exhibits 25.1, 25.2, 25.3 and 25.4, as effective as of the date hereof, hereinafter referred to as the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series (if applicable), of (i) its dated subordinated debt securities (the “Dated Subordinated Securities”), (ii) its undated subordinated debt securities (the “Undated Subordinated Securities”), (iii) its senior debt securities (the “Senior Securities”) and (iv) its contingent capital securities (the “Contingent Capital Securities” and, together with the Dated Subordinated Securities, the Undated Subordinated Securities and the Senior Securities, the “Debt Securities”), which may be convertible into the Company’s ordinary shares of nominal value US$0.50 each (the “Ordinary Shares” and, together with the Debt Securities, the “Securities”).

The Dated Subordinated Securities are to be issued under an indenture, dated as of March 12, 2014 (as amended or supplemented through the date hereof, the “Dated Subordinated Indenture”), in each case, entered into among the Company, The Bank of New York Mellon, London Branch, as trustee (the “Trustee”), and HSBC Bank USA, National Association (“HBUS”), as registrar, paying agent and exchange rate agent. The Undated Subordinated Securities are to be issued under an indenture, dated as of April 8, 2008 (the “Undated Subordinated Indenture”), entered into among the Company, the Trustee and HBUS, as registrar, paying agent and exchange rate agent. The Senior Securities are to be issued under an indenture, dated as of August 26, 2009 (as amended or supplemented through the date hereof, the “Senior Indenture”), entered into among the Company, the Trustee and HBUS, as registrar, paying agent and exchange rate agent. The Contingent Capital Securities are to be issued under an indenture, dated as of August 1, 2014 (as amended or supplemented from time to time, the “Contingent Capital Indenture”), in each case, entered into among the Company, the Trustee and HBUS, as registrar and paying agent.

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In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	an executed copy of the Dated Subordinated Indenture;

(c)	an executed copy of the Undated Subordinated Indenture;

(d)	an executed copy of the Senior Indenture;

(e)	an executed copy of the Contingent Capital Indenture;

(f)	a certificate dated February 26, 2021 of the Secretary of the Company having annexed thereto and certified as true, complete and up-to-date copies the following documents:

(i)	a copy of the Memorandum and Articles of Association of the Company;

(ii)	a copy of the resolution passed at the Meeting of the Company’s Board of Directors held on February 18, 2021;

(iii)	a copy of the resolution passed at the Meeting of the Company’s Board of Directors held on May 25, 2006; and

(iv)	a copy of the resolutions of the Annual General Meeting of the Company dated April 24, 2020, as filed with the National Storage Mechanism (the “AGM Resolutions”);

(g)

a certificate dated November 17, 2011 of the Secretary of the Company having annexed thereto and certified as true, complete and up-to-date a copy of an extract of a Meeting of the Company’s Board of Directors held on February 27, 2009;

(h)

a certificate dated September 17, 2014 of the Secretary of the Company having annexed thereto and certified as true, complete and up-to-date a copy of an extract of a Meeting of the Company’s Board of Directors held on February 24, 2012;

(i)

a certificate dated November 22, 2017 of the Secretary of the Company having annexed thereto and certified as true, complete and up-to-date a copy of an extract of a Meeting of the Company’s Board of Directors held on January 30, 2015; and

(j)

a certificate dated December 17, 2020 of the Secretary of the Company having annexed thereto and certified as true, complete and up-to-date a copy of an extract of a Meeting of the Company’s Board of Directors held on January 19, 2018.

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In this opinion letter, the Dated Subordinated Indenture, Undated Subordinated Indenture, Senior Indenture and Contingent Capital Indenture are referred to collectively as the “Transaction Documents.” The certificates referred to in documents (f), (g), (h), (i), (j) and (k) above are collectively referred to as the “Secretary’s Certificates” and resolutions passed at the Meetings of the Company’s Board of Directors in documents (f)(ii), (g), (h), (i), (j) and (k) above are referred to collectively as the “Board Resolutions”.

In rendering the opinions expressed below we have assumed and not verified:

(a)

the genuineness of all signatures, stamps and seals, the authenticity and completeness of all documents supplied to us and the conformity to the originals of all documents supplied to us as photocopies, facsimile or electronic copies;

(b)

that, where a document has been examined by us in draft, specimen or certificated form, it has been or will be executed in the form of that draft, specimen or certificate and in the case of the Debt Securities, that they will be duly executed, authenticated and delivered in accordance with the terms of the Transaction Documents;

(c)

that each of the Transaction Documents has been or will be duly executed and delivered by each of the parties to such Transaction Documents (other than the Company) and each such party (other than the Company) has the power, capacity and authority to execute, deliver and perform its obligations contained in each of the Transaction Documents to which it is a party;

(d)	the absence of any other arrangements between any of the parties to any of the Transaction Documents which modify or supersede any of the terms of any of the Transaction Documents;

(e)

(i) the accuracy as to factual matters of each document we have reviewed, including, without limitation, the accuracy of the representations and warranties contained in the forms of underwriting agreement filed as an exhibits to the Registration Statement other than those contained in (x) Sections 1(a)(viii) and 1(b)(iv) of the underwriting agreement with respect to Senior Debt Securities and Subordinated Debt Securities and (y) Section 1(h) or (u) of the underwriting agreement with respect to Contingent Capital Securities, and (ii) the compliance by each of the parties thereto with their respective obligations under the Transaction Documents;

(f)

that no law of any jurisdiction outside England and Wales would render the execution, delivery, issue or performance of the terms of the Transaction Documents illegal or ineffective and that, insofar as any obligation under the Transaction Documents falls to be performed in any jurisdiction other than England and Wales, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

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(g)

that any party or prospective party to the Transaction Documents which is subject to the supervision of any regulatory authority in the United Kingdom has complied and will comply with the requirements of such regulatory authority in connection with the offering and sale of the Securities;

(h)	that where a document is required to be delivered, each party to it has delivered the same without it being subject to escrow or any other similar arrangement;

(i)	that each of the parties to the Transaction Documents has fully complied with its obligations under all applicable money laundering laws and regulations;

(j)

that the binding effect of the Transaction Documents on the parties thereto is not affected by duress, undue influence or mistake, and no document has been entered into by any of the parties thereto in connection with any unlawful activity;

(k)

that all consents, approvals, notices, filings and registrations which are necessary under any applicable laws or regulations (other than laws or regulations of the United Kingdom) in order to permit the execution, delivery or performance of the Transaction Documents have been or will be duly made or obtained;

(l)

that there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this opinion letter, such laws have been and will be complied with;

(m)

that, save for Article 12 of the Dated Subordinated Indenture and Article 12 of the Undated Subordinated Indenture, which are expressed to be governed by the laws of England and Wales, the Transaction Documents constitute legal, valid and binding obligations of each of the parties thereto enforceable in accordance with their terms under all applicable laws (including the laws of the State of New York, by which the Transaction Documents and corresponding provisions of the Debt Securities are or will be expressed to be governed);

(n)

that the choice of the laws of England and Wales to govern Article 12 of the Dated Subordinated Indenture and Article 12 of the Undated Subordinated Indenture was or will be freely made in good faith by the respective parties and there is no reason for avoiding such choice on the grounds of public policy;

(o)

that each of the parties to the Transaction Documents has complied with all applicable provisions of (i) Regulation (EU) No. 2017/1129 of the European Parliament as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended by the European Union (Withdrawal Agreement) Act 2020) (“EUWA”), (ii) Regulation

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(EU) No. 596/2014 of the European Parliament as it forms part of domestic law by virtue of the EUWA, (iii) the Financial Services Act 2012, and (iv) the Financial Services and Markets Act 2000, as amended, (the “FSMA”) and any applicable secondary legislation made under any of the foregoing with respect to anything done by any of them in relation to the Securities in, from or otherwise involving the United Kingdom (including Sections 19, 21 and 85 of FSMA);

(p)

that the information relating to the Company disclosed by our searches on February 26, 2021 at Companies House at their website at www.companieshouse.gov.uk and by telephone at the Central Registry of Winding Up Petitions at the Companies Court in London in relation to the Company was then complete, up to date and accurate and has not since then been materially altered and that such searches did not fail to disclose any material information which had been delivered for registration but did not appear on the website or on the relevant file in London at the time of our search, and that such oral disclosures did not fail to disclose any material information or any petition for an administration order, dissolution or winding-up order in respect of the Company that has been presented in England and Wales;

(q)

that the Board Resolutions were duly and validly passed and are true records of the proceedings of the respective meetings, are in full force and effect, and have not been amended, revoked or superseded, and the related Secretary’s Certificates are true and correct as of the date hereof;

(r)	that the AGM Resolutions were duly and validly passed, are a true record of the proceedings of the meeting, are in full force and effect and have not been amended, revoked or superseded;

(s)

that each director of the Company has disclosed any interest which he may have in the transactions contemplated by each of the Transaction Documents in accordance with the provisions of the Companies Act 1985 and the Companies Act 2006 and the articles of association of the Company, and that none of the relevant directors of the Company has any interest in such transactions except to the extent permitted by the articles of association of the Company;

(t)

that the execution and delivery of each of the Transaction Documents by the Company and the exercise of its rights and performance of its obligations thereunder will (i) materially benefit the Company and that the directors of the Company acted in good faith and in the interests of the Company in approving each of the Transaction Documents and the transactions contemplated thereby; and (ii) will not conflict with, or result in a breach of, or constitute a default under, or result in the creation of any mortgage, charge or security interest upon any property or assets of the Company or its subsidiary undertakings under (A) any agreement to which it is a party or to which any of its properties may be subject or (B) any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court, having jurisdiction over the Company or its subsidiary undertakings or any of its properties;

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(u)	that any limit on borrowings to which the Company is subject has not been exceeded, and that the entry into the Transaction Documents will not cause any such limit on borrowings to be exceeded;

(v)

that the Ordinary Shares will be offered, sold and delivered to, and paid for by the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorised, executed and delivered by the parties thereto, and will not be issued at less than their nominal value; and

(w)	that Securities will not be issued by the Company that would cause the limits in paragraph 4 below to be exceeded.

Based on the foregoing, and subject to the further qualifications and limitations set forth below, it is our opinion that:

1.

The Company has been duly incorporated as a public limited company under the laws of England and Wales. A search of the records of the Registrar of Companies as made public through the www.companieshouse.gov.uk website on February 26, 2021 and an oral enquiry made to the Central Registry of Winding up Petitions at the Companies Court at approximately 11:37 a.m. GMT on February 26, 2021 revealed no petition, order or resolution for the winding up of the Company and no petition for, and no notice of appointment of, a receiver or administrator, provided that:

a.

the searches with Companies House referred to above are not conclusively capable of revealing whether or not (i) a winding up order has been made in respect of a company or a resolution passed for the winding up of a company, or (ii) an administration order has been made in respect of a company, or (iii) a receiver, administrative receiver, administrator, liquidator or similar officer has been appointed in respect of a company, since notice of these matters might not be filed with Companies House immediately and, when filed, might not be made available through the website or entered on the files of Companies House relating to insolvency details with respect to the relevant company immediately. In addition, such searches are not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented; and

b.

the enquiry at the Central Registry of Winding up Petitions at the Companies Court referred to above relates only to a compulsory winding up and is not capable of revealing conclusively whether or not a winding up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made. We have not made enquiries of any County Court as to whether a petition for the appointment of an administrator has been presented to, or an administration order has been made by, any County Court against the Company.

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2.	The Company possessed, as at the time of execution, the corporate power to enter into and perform its obligations under each of the Transaction Documents.

3.

The obligations under Article 12 of the Dated Subordinated Indenture and Article 12 of the Undated Subordinated Indenture, expressed to be governed by the laws of England and Wales constitute, or will constitute, valid, binding and enforceable obligations of the Company.

4.

The directors of the Company, pursuant to Section 551 of the Companies Act 2006, are duly authorised to allot shares in the Company and to grant rights to subscribe for, or to convert any security into, shares in the Company up to an aggregate nominal amount of US$2,033,193,983 (to the extent that such amount has not been reduced, in accordance with the terms of the AGM Resolutions, by (1) any allotment of shares in connection with (a) an offer or invitation to holders of ordinary shares or other securities entitled to participate in such an offer or (b) any scrip dividend plan, or (2) any allotment comprising equity securities in connection with a rights issue to holders of ordinary shares or other securities entitled to participate in such an offer) in relation to any issue by the Company of Contingent Capital Securities that automatically convert into or are exchanged for Ordinary Shares in prescribed circumstances where the directors of the Company consider such an issue of Contingent Capital Securities would be desirable in connection with, or for the purposes of, complying with or maintaining compliance with the regulatory capital requirements or targets applicable to the Company and its subsidiary undertakings from time to time and otherwise on terms as may be determined by the directors of the Company, in each case until the earlier of the 2021 Annual General Meeting of the Company or at the close of business on June 30, 2021, after which time the directors of the Company must seek the approval of the shareholders of the Company to renew its authority to allot (save that the authority allows the Company before the expiry of the authority to make offers or agreements which would or might require shares to be allotted or rights to subscribe for, or to convert any security into, shares to be granted after such expiry and the directors of the Company may allot shares or grant rights to subscribe for, or to convert any security into, shares (as the case may be) in pursuance of such offers or agreements as if the authority conferred had not expired). The Ordinary Shares, when allotted and issued in accordance with this authorisation, with payment therefor duly made in full as contemplated in the Registration Statement, will be validly issued and will be fully paid and not subject to any calls for further funds.

The expression “enforceable” as used in paragraph 3 above means that the obligations assumed by the relevant party under the relevant document are of a type which English courts enforce. The foregoing does not mean that obligations assumed by the relevant party under the relevant document will necessarily be enforced in all circumstances in accordance with their terms. In particular, but without limitation:

(a)

The opinions set forth above as regards the binding effect and validity of the obligations and their enforceability against contracting parties is subject to all limitations resulting from the laws of bankruptcy, administration, liquidation, insolvency, fraudulent transfer, reorganisation, moratorium, suretyship or any similar laws of general application affecting creditors’ rights (including, for the avoidance of doubt, the provisions of the Banking Act 2009).

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(b)	Enforcement may be limited by general principles of equity. For example, equitable remedies may not be available where damages are considered to be an adequate remedy.

(c)

Where any obligations of any person are to be performed or observed in jurisdictions outside England and Wales, or by a person subject to the laws of a jurisdiction outside England and Wales, such obligations may not be enforceable under English law to the extent that the performance or observance thereof would be illegal or contrary to public policy under the laws of any such jurisdiction.

(d)

Any provision providing that any calculation, certification, determination, notification, minute or opinion will be conclusive and binding will not be effective if such calculation, certification, determination, notification, minute or opinion is fraudulent or made on an unreasonable or arbitrary basis or in the event of manifest error despite any provision to the contrary and it will not necessarily prevent judicial enquiry into the merits of any claim by any party thereto.

(e)

Where any person is vested with a discretion, or may determine any matter in its opinion, English law may require that such discretion is exercised reasonably or that such opinion is based on reasonable grounds.

(f)	Enforcement of rights may be or become limited by prescription or by lapse of time or may become subject to defences of set-off or counterclaim.

The opinions set out above are limited to the laws of England and Wales in force as at the date of this opinion letter, as currently applied by the courts in England and Wales, and are given on the basis that this opinion letter will be governed by and construed in accordance with English law. On 31 January 2020, the United Kingdom ceased to be a member of the European Union (“EU”). By virtue of sections 1A and 1B of the EUWA, EU law continued to be applicable in the United Kingdom for the duration of the implementation period set out in section 1A(6) of the EUWA (“Transition Period”). After the Transition Period, pursuant to sections 2 to 4 of the EUWA, certain EU laws in effect immediately before the end of the Transition Period form part of English law. However, EU law otherwise ceased to be applicable in the United Kingdom and thus does not form part of English law on and after 1 January 2021. Accordingly, we express no opinion with regard to EU law that does not form part of English law on and after 1 January 2021.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement and in any prospectus supplement related thereto under the heading “Legal Opinions,” and to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

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Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Sui-Jim Ho
Sui-Jim Ho, a Partner